Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-91238) pertaining to the Xpre$$avings 401(k) Plan (the “Plan”) of U.S. Xpress Enterprises, Inc. of our report dated May 23, 2003, with respect to the financial statements and schedule of the Plan included in this annual report (Form 11-K) for the year ended December 31, 2002.

   /s/ ERNST & YOUNG LLP

Chattanooga, Tennessee
June 30, 2003